Exhibit 10.19

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”), made and effective as of July 18, 2022 (the “Effective Date”), is by and between ProPhase BioPharma, Inc. (“ProPhase”), a corporation organized and existing under the laws of the State of Delaware, having its principal office at 711 Stewart Ave, Suite 200, Garden City, NY, 11530 and Global BioLife, Inc. (“Global BioLife” or “Licensor”), a corporation organized and existing under the laws of the State of Nevada, having its principal office at 1400 Broadfield Blvd., Suite 100, Houston, Texas 77084. Each of ProPhase and Licensor are referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor owns certain intellectual property rights directed to the Licensed Compound (as defined below); and

WHEREAS, ProPhase wishes to obtain, and Licensor wishes to grant, a license to these certain intellectual property rights of Licensor for the purpose of Exploiting (as defined below) the Licensed Compound and Licensed Products (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties hereby agree as follows:

1. DEFINITIONS.

Whenever used in this Agreement, the following terms shall have the following meanings:

1.01 “Action” has the meaning set forth in Section 8.02.

1.02 “Affiliate” means any company or other legal entity in which a Party holds at least fifty percent (50%) of (i) the capital or (ii) the voting rights.

1.03 “Agreement” has the meaning set forth in the introductory paragraph.

1.04 “Calendar Year” means any consecutive period of twelve months commencing on the first day of January of any year.

1.05 “Clinical Trial” means a Phase 1 Study, a Phase 2 Study, a Phase 3 Study, a Phase 4 Study, or a combination of two (2) or more of any of the foregoing studies.

1.06 “Combination Product” means a Licensed Product that is comprised of or contains Licensed Compound as an active ingredient together with one (1) or more different active ingredients, whether in the same or different formulations and is sold either (i) as a fixed dose unit at a single price, or (ii) sold in separate doses as one (1) product.

1.07 “Commercially Reasonable Efforts” means, with respect to ProPhase’s obligations under Section 5.01. the carrying out of such obligations by ProPhase using efforts and resources comparable to the efforts and resources that ProPhase would typically devote to a product of similar market potential at a similar stage of in development or product life, taking into consideration all relevant scientific, commercial, and other factors that ProPhase would take into account, including, without limitation, issues of safety and efficacy, expected and actual product labelling, expected and actual time to develop, the nature and extent of expected and actual market exclusivity (including Patent coverage), expected and actual profitability (including royalties and other payments required hereunder), expected and actual competitiveness of alternative products, and the expected and actual amounts of marketing and promotional expenditures required.

1.08 “Infringing Product” has the meaning set forth in Section 8.02.

1.09 “Confidential Information” means (a) all confidential or proprietary information relating to the Licensed Compound and Licensed Products, and (b) all other confidential or proprietary documents, technology, Know-How, or other information (whether or not patentable) actually disclosed by or on behalf of one Party to the other or its representatives pursuant to this Agreement.

1.10 “Control” or “Controlled” means, with respect to any (a) material, document, item of information, method, data, or other Know-How, or (b) Patent Rights or other Intellectual Property Rights, the possession by a Party or its Affiliates, whether by ownership or license (other than by licenses granted under this Agreement), of the ability to grant to the other Party access, a license and/or a sublicense as provided herein without requiring the consent of a Third Party or violating the terms of any agreement or other arrangement with any Third Party, in each case as of the Effective Date, or if any of the same are acquired or created after the Effective Date, at the date it is acquired or created by the relevant Party or its Affiliate.

1.11 “Commercialization” or “Commercialize” means any activities directed to obtaining Pricing and Reimbursement Approval, marketing, promoting, distributing, importing, exporting, Detailing, offering to sell, and/or selling a Licensed Product (including establishing the price for such product).

1.12 “Cover”, “Covering”, or “Covered” means, with respect to a Licensed Product, the Exploitation of or manufacturing of the Licensed Product, is encompassed within a valid claim of one or more Licensed Patents (or, in the case of an application that that has not yet issued, would infringe a claim of the application if it were to issue as a patent.

1.13 “Date of First Commercial Sale” means the date on which a Licensed Product is first sold for monetary value for use or consumption by the end user of such Licensed Product by ProPhase, its Affiliate or its Sublicensee.

1.14 “Development” or “Develop” means, with respect to the Licensed Compound and Licensed Product, those activities necessary or useful for research and development, including: preclinical and clinical drug development activities, the conduct of Clinical Trials, test method development and stability testing, toxicology, formulation, and delivery system development, process development, pre-clinical and clinical Licensed Compound and Licensed Product supply, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control procedure development, and performance with respect to clinical materials, statistical analysis, and report writing, and clinical studies, and regulatory affairs. When used as a verb, “Develop” means to engage in Development.

1.15 “Disclosing Party” means, with respect to Confidential Information, Patent Rights, or Know-How, the Party that owns or Controls such Confidential Information, Patent Rights, or Know-How.

1.16 “Effective Date” has the meaning set forth in the introductory paragraph.

1.17 “Exploit” “Exploiting”, or “Exploitation” would mean to make, have made, import, use, sell, or offer for sale, including to research, develop, Commercialize, register, modify, enhance, improve, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of.

1.18 “FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.19 “Field” means all uses limited to modified phenolic compounds relating to the treatment of cancer, inflammatory diseases or symptoms, memory-related syndromes, diseases or symptoms, including dementia and Alzheimer’s Disease.

1.20 “GRDG” means GRDG Sciences, LLC, a company organized in the state of Florida with a principal business office address of 234 W. Central Ave., Winter Haven, Florida 33880

1.21 “IND” means an Investigational New Drug Application filed with the FDA under 21 C.F.R. Part 312 or similar non-United States application or submission in any country or group of countries for permission to conduct human clinical investigations, including all supplements, amendments, variations, extensions, and renewals thereof that may be filed with respect to the foregoing.

1.22 “Indemnitees” has the meaning set forth in Section 9.02.

1.23 “Indemnitor” has the meaning set forth in Section 9.03.

1.24 “Intellectual Property Rights” means: (a) Know-How; (b) Patent Rights; (c) original works, copyrights, moral rights, and mask-works; (d) trademarks, trade dress, and similar rights based on designation; (e) utility models, designs, and other industrial property rights; and (f) any other forms of proprietary or industrial rights.

1.25 “Inventions” means all Intellectual Property Rights that are discovered, made, or conceived by either Party (or both Parties) or any of its Affiliates, GRDG or Sublicensees, or any of the foregoing Person’s employees, independent contractors, or consultants in the course of conducting activities under this Agreement.

1.26 “Know-How” means any information, ideas, data, works of authorship, trade secrets, practices, techniques, procedures, knowledge, skill, experience, or materials, including formulations, molecules, assays, reagents, compounds, biologic molecules, compositions, methods of treatment, and/or use thereof, human or animal tissue, samples, or specimens, and combinations or components thereof, whether or not proprietary or patentable, or public or confidential, and whether stored or transmitted in oral, documentary, electronic, or other form, including all Regulatory Documentation, but excluding any such information or materials publicly disclosed in Patent Rights.

1.27 “Knowledge” means a particular fact or other matter that is actually known to a Party.

1.28 “Law” means any law, statute, rule, regulation, ordinance, or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city, or other political subdivision, including (a) good clinical practices and adverse event reporting requirements, guidance from the International Conference on Harmonization or other generally accepted conventions, and all other rules, regulations and requirements of the FDA and other applicable Regulatory Authorities, (b) the Foreign Corrupt Practices Act of 1977, as amended, or any comparable laws in any country, and (c) all export control laws.

1.29 “Licensed Compound” means any compound covered by one or more claims in the Licensed Patents.

1.30 “Licensed IP” means the Licensed Patents and the Licensed Know-How.

1.31 “Licensed Know-How” means all Know-How owned or Controlled by Licensor, Licensor’s Affiliates, and GRDG as of the Effective Date and learned during the Term that is necessary or useful for the Exploitation of the Licensed Compound and/or any Licensed Product in the Field in the Territory.

1.32 “Licensed Patent(s)” means any Patents (including without limitation any Patents that cover Global BioLife’s interest in any Joint Inventions) owned or Controlled by, or otherwise comes into the Control of, Global BioLife or any of its Affiliates at any time during the Term that Cover or otherwise claim the Licensed Compound or Licensed Product or necessary for the Exploitation of the Licensed Product. The Global BioLife Patents that exist as of the Effective Date shall be set forth on an Appendix 1 and Appendix II but the patent application of Appendix II is limited to patent claims covering monochlorinated myricetin and dechlorinated myricetin.

1.33 “Licensed Product(s)’ means any product comprising or containing a Licensed Compound, alone or in combination with one or more other active ingredients in any and all forms, in current and future formulations, dosage forms and strengths, and delivery modes. For clarity, a Licensed Product that contains the same Licensed Compound, but is in a different form, dosage, formulation, strength, presentation or delivery mode would be considered the same Licensed Product.

1.34 “Licensor” has the meaning set forth in the introductory paragraph.

1.35 “Licensor Indemnitees” has the meaning set forth in Section 9.01.

1.36 “NDA” means (a) (i) a New Drug Application submitted to the FDA, or any successor application or procedure, as more fully defined in 21 C.F.R. § 314.50 et seq., or (ii) any non-United States counterpart of such a New Drug Application, and (b) all supplements and amendments, including supplemental New Drug Applications (and any non-United States counterparts) that may be filed with respect to the foregoing.

1.37 “Net Revenue” means the gross revenue invoiced in connection with sales of the Licensed Products to any person or entity that is not an Affiliate or a Sublicensee of ProPhase under the License, after deduction of all the following:

(a) expenses directed to shipping, such as :freight, insurance, import/export fees and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(b) taxes on sales and customs and excise duties and other taxes or duties, to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(c) typical credits, discounts, or refunds on returns, including amounts repaid or credited by reason of rejection, defects, return good allowance, recalls or returns;

(d) seven percent (7%) of marketing expenses specifically directed to Licensed Products or portion thereof;

(e) the portion of administrative fees paid to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans directed to such Licensed Product or portion thereof and

(f) any royalty payments actually paid to Third Parties that are necessary and required to market Licensed Product in a particular territory.

Net Revenue shall be determined on a Licensed Product-by-Licensed Product basis. If ProPhase, its Affiliates or Sublicensees separately sells in such country, a Combination Product, the Net Revenue attributable to such Combination Product shall include a deduction in the amount of the lesser of the actual or fair market value of the different active ingredient provided that said amount does not reduce the Net Revenue received by Global for Licensed Product not sold as a combination.

1.38 “Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association, or organization or other legal entity.

1.39 “Phase 1 Study” means a study in humans which provides for the first introduction into humans of a product, conducted in healthy volunteers or patients to obtain information on product safety, tolerability, pharmacological activity or pharmacokinetics, as further defined in 21 C.F.R. § 312.2l(a) (or the non-United States equivalent thereof).

1.40 “Phase 2B Study” means a controlled dose ranging Phase 2 Study with a sufficient number of patients to generate sufficient safety and efficacy data to, if successful, commence a Phase 3 Study.

1.41 “Phase 3 Study” means a controlled study in humans of the efficacy and safety of a product, which is prospectively-designed to demonstrate statistically whether such product is effective and safe for use in a particular Indication in a manner sufficient to file an NDA to obtain Regulatory Approval to market the product, as further defined in 21 C.F.R. § 312.2l(c) (or the non-United States equivalent thereof).

1.42 “Pricing and Reimbursement Approval” means the approval, agreement, determination or decision from a Regulatory Authority establishing the price and/or reimbursement for Licensed Product for sale in a given country or regulatory jurisdiction of the Territory, as required by Law in such country or other regulatory jurisdiction prior to or subsequent to the marketing and sale of Licensed Product in such country or regulatory jurisdiction of the Territory.

1.43 “ProPhase” has the meaning set forth in the introductory paragraph.

1.44 “Quarter-Year Report” has the meaning set forth in Section 4.03(e).

1.45 “Regulatory Approval” means all approvals, licenses, registrations, and authorizations of any federal, national, multinational, state, provincial, or local Regulatory Authority, department, bureau, and other governmental entity that are necessary and sufficient for the marketing and sale of a product in a country or group of countries.

1.46 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the United States Food & Drug Administration) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Licensed Products.

1.47 “Regulatory Documentation” means, with respect to the Licensed Compound and Licensed Products, all INDs, NDAs, and other regulatory applications submitted to any Regulatory Authority, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. § 314.420 and any non-United States equivalents), and any other reports, records, regulatory correspondence, and other materials relating to Development or Regulatory Approval of the Licensed Compound or a Licensed Product, or required to manufacture, distribute, or sell the Licensed Products, including any information that relates to pharmacology, toxicology, chemistry, manufacturing, and controls data, batch records, safety and efficacy, and any safety database.

1.48 “Right of Reference” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. § 314.3(b), and any non-United States equivalents.

1.49 “Sublicense” has the meaning set forth in Section 2.02.

1.50 “Sublicensee” and “Sublicensees” have the meanings set forth in Section 2.02.

1.51 “Term” has the meaning set forth in Section 10.

1.52 “Territory” means worldwide.

1.53 “Third Party” means any Person other than a Party or any of its Affiliates.

1.54 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.55 Construction. In construing this Agreement, unless expressly specified otherwise:

(a) references to Sections and Exhibits are to sections of, and exhibits to, this Agreement;

(b) except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

(c) headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(d) any list, an example or examples following the word “including” or “includes” shall be interpreted without limitation to the generality of the preceding words;

(e) except where the context otherwise requires, the word “or” is used in the inclusive sense (i.e., “A or B” means: A alone, B alone, or A and B);

(f) all references to “dollars” or”$” herein shall mean United States Dollars; and

(g) each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

2. GRANT OF LICENSE.

2.01 Subject to the reservation of rights set forth in Section 2.02, and other terms and conditions herein set forth, Global BioLife hereby grants to ProPhase an exclusive right and license, with the right to sublicense (in accordance with Section 2.03) under the Licensed IP to Exploit the Licensed Compound and Licensed Products in the Field in the Territory, and ProPhase hereby accepts the License.

2.02 Global BioLife reserves the right, solely for itself and for GRDG to use the Licensed Compound and Licensed IP solely for research purposes in the Field and for any purpose outside the Field.

2.03 Prophase may grant sublicenses (including the right to grant further sublicenses) under the License it receives under Section 2.01 to any of its Affiliates or any Third Party with the prior written consent of Global BioLife, which consent shall not be unreasonably withheld; provided that: (i) each sublicense is in writing and its terms are consistent with the terms and conditions of this Agreement; (ii) Prophase shall be responsible to Global BioLife for the performance of its sublicensees; and (iii) any act or omission by a sublicensee that would be a breach of this Agreement had it been performed (or not performed) by Prophase shall be treated as a breach of this Agreement by Prophase. Prophase shall remain primarily responsible to Global BioLife for its obligations, including payment obligations pursuant to this Agreement.

3. INFORMATION TRANSFER

3.01 Initial Information Transfer to Prophase. All information owned by Global BioLife relating to the Licensed Compound in connection with the Field has been made available to Prophase prior to the Effective Date or is publicly available from the USPTO web site (www.uspto.gov). Further information related to the Licensed Compounds is believed to be available from GRDG and Global BioLife has requested that GRDG share all such information with Prophase.

4. FINANCIAL PROVISIONS.

4.01 License Fee. In partial consideration of the licenses and rights granted to Prophase hereunder, within ten (10) days after the Effective Date, Prophase shall pay to Global BioLife a one-time upfront license fee of fifty thousand dollars ($50,000).

4.02 Milestone Payment.

(a) Development and Regulatory Milestones.

(i) In partial consideration of the rights granted by Global BioLife to Prophase hereunder and subject to the terms and conditions set forth in this Agreement, Prophase shall pay to Global BioLife a milestone payment according to Section 4.02(b) after the achievement of each of the following regulatory milestones:

A. successful completion of a first Phase 3 Study which may be required by FDA for the first Licensed Product, nine-hundred thousand dollars ($900,000); and

B. Regulatory Approval of an NDA for the first Licensed Product, one million dollars ($1,000,000).

(b) Milestone Payment Procedures. Prophase shall provide Global BioLife with written notice of the achievement of each milestone event within ten (10) days after achievement of the milestone event set forth in Section 4.02(a). Prophase shall pay to Global BioLife, by wire transfer to an account designated by Global BioLife, the applicable milestone payment listed above within thirty (30) days after the applicable notice deadline in this Section 4.02(b).

4.03 Royalties.

(a) Royalty. Prophase shall pay to Global BioLife 3% royalties on Net Revenue of each Licensed Product in the Territory.

(b) Royalty Term. Royalties payable under this Section 4.03 shall be paid by Prophase from the date of First Commercial Sale of each Licensed Product and for the Term of this Agreement. Any payments due under this Section 4.03 shall be subject to any applicable credits or offsets provided for in this Agreement.

(c) Minimum Royalty. Notwithstanding Section4.03 (a) above, with respect to sales of Licensed Products made in countries, Prophase shall pay to Global BioLife no less than two hundred fifty thousand dollars ($250,000) of Net Revenue per year minus any possible royalty payments actually paid per year to Third Parties that are necessary and required to market Licensed Product in a particular territory as per Section 1.34 , commencing the first full calendar year after receiving Regulatory Approval by a Regulatory Authority to Exploit the first Licensed Product.

(d) Royalty Reports. For the purpose of computing the royalties due to Licensor hereunder, the year shall be divided into four parts ending on March 31, June 30, September 30, and December 31. Not later than sixty (60) days after the end of each December, March, June, and September in each Calendar Year, after the Date of First Commercial Sale and during the Term, ProPhase shall submit to Licensor a report of royalties due Licensor under the terms of this Section 1 for the preceding quarter year (hereinafter, the “Quarter-Year Report”), setting forth the Net Revenue upon which such royalties are computed. If no royalties are due, no statement shall be sent to Licensor. Payment of the full amount of any royalties due for the preceding quarter year shall accompany each Quarter-Year Report on royalties. Prophase shall keep for a period of at least seven (7) years after the date of entry, accurate and compete books and records relating to Net Revenue consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to Licensor pursuant to the terms of this Agreement.

(e) Royalty Payments. Royalties due to Licensor, if any, shall be paid in United States dollars in conjunction with the submission of each Quarter-Year-Report and with no deductions for banking, currency conversion charges, wire or other transaction fees.

5. DEVELOPMENT AND COMMERCIALIZATION.

5.01 General. Subject to the terms and conditions of this Agreement, Prophase has the sole right to Commercialize Licensed Compound and Licensed Products in the Field in the Territory; Prophase shall use Commercially Reasonable Efforts to conduct Development activities as set forth in the Development Plan, as may be amended from time to time by mutual written agreement of the Parties. Prophase shall have the right to subcontract any Development activities relating to the Licensed Compound and Licensed Products in the Field in the Territory, as deemed appropriate in Prophase’s reasonable discretion. Prophase has the right, but not the obligation, to directly consult or contract with Daryl L. Thompson and/or GRDG, at Prophase’s expense, in connection with Development of Licensed Compound and/or Licensed Product. For the avoidance of doubt, it is understood by the Parties that intellectual property related to Licensed Compound that may be created, made, developed, or otherwise invented by GRDG and which is funded by Global BioLife shall be owned by Global BioLife, and that all such new intellectual property shall be Licensed IP under this Agreement.

5.02 Development Plan. The Development of Licensed Compound and the first Licensed Product for the United States shall be governed by a clinical Development plan (“Preliminary Development Plan”), a draft of which is provided in Section 5.03.

5.03 Development Plan. The Parties have prepared a Development Plan, including anticipated timeline goals in connection with the Clinical Trials for the first Licensed Product. This Development Plan may be amended by mutual written agreement based upon results of preclinical studies or other Clinical Trial, including safety and effectiveness, guidance by the FDA, or upon agreement of the Parties:

(a) Initiate preclinical studies with respect to Development of a first Licensed Product within one year of the Effective Date;

(b) Initiate a Phase 1 Study in connection with Development of a first Licensed Product within 18 months of initiation of the preclinical studies; provided that an IND for first Licensed Product is approved by FDA;

(c) Initiate a Phase 2 Study in connection with Development of a first Licensed Product within 24 months of initiation of a first Phase 1 Study; provided that the Phase 1 Study successfully established safety of the first Licensed Product;

(d) Initiate a Phase 3 Study in connection with Development of a first Licensed Product within 48 months of initiation of a first Phase 2 Study; provided that the Phase 2 Study successfully established safety and effectiveness of the first Licensed Product;

(e) Submit NDA to FDA by January 4, 2027 or as soon as practicable thereafter, using Commercially Reasonable Efforts; provided that Phase 3 Study is successfully completed; and

(f) Market first Licensed Product in the United States not later than 30 days after Regulatory Approval by FDA.

5.04 Joint Meetings. The Parties shall establish semi-annual joint meetings to discuss in good faith and in reasonable detail Prophase’s and its Sublicensees’ activities and progress related to the Development of Licensed Compound and Licensed Products in the Territory in accordance with the Development Plan.

6. INTELLECTUAL PROPERTY.

6.01 Inventions; Ownership.

(a) Inventor Assignment Obligation. Each Party shall cause all employees, independent contractors, contract research organizations, consultants, and others who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party using Commercially Reasonable Efforts to negotiate such assignment obligation, provide a license under) their rights in any Inventions and Intellectual Property Rights to such Party, except where applicable Law requires otherwise and except in the case of governmental, not-for-profit, and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

(b) Ownership and Disclosure Obligations.

(i) Subject to the rights and licenses expressly granted under this Agreement, each Party shall retain all rights, title, and interests in, to and under any and all Intellectual Property Rights that are owned by such Party prior to the Effective Date or independent of this Agreement.

(ii) Inventions that directly relate to Licensed Compound or Licensed Product in the Field, whether patentable or not, that are made in the course of performing activities under this Agreement, (a): by either Party, (b). jointly by both Parties, by GRDG, (d) by a Prophase sublicensee, or &jointly by any combination of the preceding (a) - (d) shall be the joint property of Prophase and Global BioLife (“Joint Inventions”). The Parties agree to keep each other informed of such Joint Inventions.

(iii) Prophase and Global BioLife each agree to obtain the cooperation of their respective employees or obligated Third Parties that are inventors in the preparation, filing, and prosecution of patent applications directed to any Inventions that may arise hereunder.

6.02 Prosecution and Maintenance of Patent Rights.

(a) At the initiative of ProPhase or Licensor, the Parties shall consult in good faith with each other regarding the filing, prosecution, and maintenance of all Licensed Patents. The Licensed Patents shall be diligently filed, prosecuted and maintained by Licensor using reputable counsel. Licensor shall keep ProPhase reasonably informed with regard to the preparation, filing, prosecution, and maintenance of the Licensed Patents, including by providing ProPhase (or its designee) copies of office actions issued from patent offices, proposed responses to such office actions, and any other patent related filings, to be made to such patent authority in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for ProPhase to review and comment thereon. Licensor shall consider in good faith any such comments for incorporation into such draft. Licensor represents that during the Term that (a) all Licensed Patents will be diligently prosecuted in the respective patent offices in the Territory in accordance with applicable laws, rules and regulations, (b) all Licensed Patents will be filed and maintained properly and correctly, (c) Licensor will pay all applicable fees on or before the due date for payment, and (d) all Licensed Patents will identify each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is filed. Prophase shall reimburse Global BioLife for reasonable attorney fees and patent office costs associated with the prosecution and maintenance of the Licensed Patents on a quarterly basis commencing on September 30, 2022.

(b) If, at any time during the Term, the Parties may mutually agree that it is undesirable, as to one or more countries, to file, prosecute or maintain any Licensed Patent, then Global BioLife shall have discretion to refrain from filing, prosecuting and/or maintaining any Licensed Patent or permitting the Licensed Patent to lapse.

(c) The Parties shall cooperate with each other and discuss, in good faith, the Patent Rights within the Licensed Patents Covering the Licensed Compound and Licensed Products to enable Prophase to make filings with Regulatory Authorities, as required or allowed in connection with (A) in the United States, the FDA’s Orange Book and (B) outside the United States, under the national implementations of Article 10.l(a)(iii) of Directive 2001/EC/83 or other international equivalents thereof. Global BioLife shall cooperate with Prophase’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case, to the extent required or permitted by applicable law.

(d) The Parties shall cooperate in obtaining Patent Term Extensions pursuant to 35 U.S.C. § 156 and foreign counterparts and equivalents thereof, including supplementary protection certificates, to the extent such extensions are available with respect to the applicable Patent Rights (“Extension Activities”).

7. CONFIDENTIAL INFORMATION.

7.01 Confidential Information. All Confidential Information of a Disclosing Party shall not be used by the other Party (the “Receiving Party”), except in performing its obligations or exercising rights explicitly granted under this Agreement and shall be maintained in confidence by the Receiving Party and shall not otherwise be disclosed by the Receiving Party to any Third Party, without the prior written consent of the Disclosing Party with respect to such Confidential Information.

7.02 The obligation of confidentiality and non-use set forth in Section 7.01 shall not apply to any Confidential Information which: (a) was part of the public domain prior to the Effective Date or which becomes a part of the public domain not due to some unauthorized act by or omission of receiving Party after the Effective Date, (b) which is disclosed to Receiving Party by a third party who has the right to make such disclosure, (c) was known by Receiving Party prior to the disclosure of such Confidential Information by Disclosing Party to Receiving Party, as evidenced by the competent written records of Receiving Party maintained in the ordinary course of business, and (d) was independently developed by Receiving Party without reliance on such Confidential Information, as evidenced by the competent written records of Receiving Party maintained in the ordinary course of business.

7.03 The Parties agree that the financial terms as set forth in this Agreement and the Memorandum of Understanding dated July 1, 2022, shall constitute Confidential Information of each Party, and shall be disclosed only to on a need-to-know basis, each Party’s employees, directors, officers, Affiliates, representatives, and agents subject to any disclosure obligation pursuant to SEC and FDA rules and regulations, and any rules and regulations of similar authorities around the world. It is further understood by the Parties that the existence of this Agreement and the Memorandum of Understanding is to be disclosed in a Press Release.

7.04 It is further agreed that each Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:

(a) in the reasonable opinion of the Receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction (other than a securities regulatory authority, which is addressed in Section 7.05); provided, that the Receiving Party shall first have given prompt written notice (and to the extent possible, at least five (5) business days’ notice), to the Disclosing Party and given the Disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information. In the event that no protective order or other remedy is obtained, or the Disclosing Party waives compliance with the terms of this Agreement, the Receiving Party shall furnish only that portion of Confidential Information which the Receiving Party is advised by counsel is legally required to be disclosed;

(b) made by or on behalf of the receiving Party to the Regulatory Authorities as required by applicable laws, rules or regulations; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with applicable laws, rules and regulations;

(c) made by or on behalf of the Receiving Party to a patent authority, as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;

(d) made to its or its Affiliates’ financial and legal advisors who have a need to know such Disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this Section 7;

(e) made by a Party, its Affiliates or its Sublicensees to potential or actual investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use pursuant to this Section 7; or

(f) made by a Party, its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other third parties as may be necessary or useful in connection with the Exploitation of the Licensed Products, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 7.

7.05 The Parties each acknowledge that the other Party (or its Affiliate) is a publicly traded company. Notwithstanding anything in this Agreement to the contrary, each Party may (a) make such disclosures with respect to this Agreement as it determines are reasonably necessary to comply with applicable legal requirements, laws, rules and regulations imposed by a securities regulatory authority; provided that the disclosing Party shall seek confidential treatment of any disclosure of this Agreement, which such disclosure shall be reviewed by the non-disclosing Party reasonably in advance of such disclosure to allow the non-disclosing Party to provide comments, which shall be considered for redaction in good faith by the disclosing Party, and (b) disclose the terms and conditions of this Agreement to any person or entity conducting due diligence into such Party and its businesses; provided that such person or entity is bound by obligations of confidentiality and non-use no less restrictive than this Agreement.

7.06 Prophase has the right, but not the obligation, to work with GRDG in the Development and Exploitation of Licensed Compound and Licensed Product. Accordingly, it is accepted and agreed by the Parties that Confidential Information may be disclosed to GRDG without violation of this Agreement. Global BioLife represents that Global BioLife and GRDG have executed a confidentiality agreement substantially similar to that set forth herein.

8. INFRINGEMENT OF LICENSED PATENT.

8.01 In the event a Party becomes aware that a third party is infringing on one or more of the Licensed Patents, the Party that becomes aware of such infringement shall promptly notify the other Party to the Agreement in writing of such infringement.

8.02 With respect to any infringing activity that involves the manufacture, use or sale by a Third Party of any product that is believed to and/or infringe a Licensed Patent (“Infringing Product”), ProPhase shall have the sole right, but not obligation, to bring suit to enforce any Licensed Patent against the infringer and/or to defend any declaratory judgment action with respect thereto (either of which shall be considered as an “Action”) and, upon initiating any Action, shall keep Licensor reasonably informed with regard to the status of such suit and related activities.

8.03 Each Party shall always have the right to be represented by counsel of its own selection at its own cost in any suit for infringement of the Licensed Patent(s).

8.04 Licensor agrees to cooperate in the litigation with ProPhase at the reasonable request and at the sole expense of ProPhase, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by ProPhase for infringement of the Licensed Patent(s).

8.05 Any recovery from such infringement suit shall be distributed to the Parties as follows: (a) first, reimbursement ·of the costs and expenses incurred by or on behalf of ProPhase and then Global BioLife’s expenses, if any, in connection with such Action; and (b) second, any remaining recovery shall, to the extent the same pertains to an infringing activity that involves the manufacture, use or sale by a third party of any Infringing Product, be treated as Net Revenue.

8.06 In the event Prophase elects not to initiate an Action with respect to any commercially significant infringing activity that involves the manufacture, use or sale by a Third Party of any Infringing Product, Global BioLife may initiate such Action at its sole expense. Prophase shall have the right to participate in any such Action with coW1sel of its own choice at its own expense. All recoveries received by Global BioLife from an Action shall be first applied to reimburse Global BioLife’s and then Prophase’s unreimbursed expenses, including, without limitation, reasonable attorney’s fees and court costs. Global BioLife is entitled to any remainder of the recovery.

8.07 Neither Party shall settle an Action with an infringer without the consent of the other Party, such consent shall not be unreasonably withheld.

9. LIABILITY AND INDEMNIFICATION.

9.01 ProPhase shall indemnify, defend and hold Licensor and its directors, officers, and employees and their respective successors, heirs and assigns (the “Licensor Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon the Licensor Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments arising out of (a) the Exploitation of a Licensed Compound or Licensed Product by or on behalf of ProPhase, (b) a willful breach by Licensee of this Agreement, or (c) the gross negligence or willful misconduct of a ProPhase Indemnitee in connection with this Agreement.

9.02 The indemnitees shall provide Prophase (“indemnitor”) with prompt written notice of any claim, suit or action for which indemnification is sought; provided that the failure of an Indemnitee so to notify Indemnitor will not relieve Indemnitor from liability for indemnification only if and to the extent such failure materially compromises Indemnitor’s defense of such claim, suit or action. lndemnitor agrees, at its own expense, to provide attorneys reasonably acceptable to Licensor on behalf of the Licensor Indemnitees to defend against any such claim, suit or action. The lndemnitees shall cooperate fully with Indemnitor in such defense, at Indemnitor’s expense, and will permit Indemnitor to conduct and control such defense and the disposition of any such claim, suit, or action; provided that (a) Indemnitor shall not settle any such claim, suit or action that (i) admits any liability or wrongdoing on behalf of an Indemnitee, or (ii) obligates an Indemnitee to take, or restricts an Indemnitee from taking, any action, in either case ((i) or (ii)), without the prior written consent of Licensor on behalf of the Licensor Indemnitees, which consent shall not be unreasonably denied, and (b) any Indemnitee shall have the right to retain its own counsel, at the expense of indemnitor, if representation of such indemnitee by the counsel retained by lndemnitor would be inappropriate because of actual differences in the interests of such Indemnitee and any other Party represented by such counsel. Indemnitor agrees to keep Licensor reasonably informed of the progress in the defense and disposition of such claim, suit or action and to consult with Licensor with regard to any proposed settlement.

9.03 NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE COMPOUND OR PRODUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

10. TERMANDTERMINATION

10.01 Term. Unless earlier terminated pursuant to this Section 10, this Agreement shall commence on the Effective Date and expire automatically on a country-by-country basis upon the last to occur of the expiration of the last-to-expire Licensed Patents (“Term”). Following the expiration of the Term, and on a country-by-country basis, the License shall become non-exclusive, perpetual, fully-paid, unrestricted, royalty-free and irrevocable.

10.02 Termination.

(a) Termination by Prophase for Convenience. Prophase shall have the right to terminate this Agreement for any reason or for convenience in its sole discretion: (i) on a Licensed Product-by-Licensed Product or a country-by-country basis or (ii) in its entirety, in either case ((i) or (ii)) for convenience upon one hundred eighty (180) days prior written notice to Global BioLife. Prophase shall perform any obligations owed to Global BioLife as of the date of said termination notice.

(b) Termination by Global BioLife. Global BioLife shall have the right to terminate this Agreement only for uncured material breach by Prophase as follows: if Global BioLife believes that the Prophase is in material breach of its obligations under this Agreement, then Global BioLife may provide written notice to the Prophase setting forth a description of the asserted material breach. Prophase shall then have the option to cure such asserted material breach within sixty (60) days after actual receipt of such written notice (or such longer period as may be agreed by the Parties). If Prophase does not cure such breach by the end of the sixty (60) days period to the satisfaction of Global BioLife after the other Party provides notice of such breach as above, then Global BioLife may then terminate the Agreement immediately on written notice to Prophase.

(c) Challenging Validity. During the term of this Agreement, Prophase and its Affiliates (“Challenging Party”) shall not challenge the validity or ownership of Licensed Patents (“Patent Challenge”) or knowingly assist a Third Party in a Patent Challenge. Global BioLife at its sole and absolute option may terminate this Agreement upon written notice to Prophase, upon the commencement by Challenging Party of a Patent Challenge.

10.03 Effects of Termination. If this Agreement is terminated in its entirety by either Party, or on Licensed Product-by-Licensed Product or a country-by-country basis, then with respect only to such Licensed Product or such country, as the case may be (it being understood that, if this Agreement is terminated in its entirety, then all references below to “terminated Licensed Product” shall instead be references to all Licensed Products, and “the terminated countries” shall instead be references to ‘‘the Territory”):

(a) Any Termination. In the event of any termination of this Agreement and regardless of the terminating Party:

(i) all rights and licenses granted by Global BioLife hereunder shall immediately terminate and be of no force or effect with respect to the terminated Licensed Product in the terminated countries;

(ii) promptly after the notice date of any such termination or otherwise after effective date of such termination, Prophase, at its sole cost, shall commence winding down its Exploitation activities for the terminated Licensed Products in the terminated countries, and shall use good faith efforts to complete any and all such wind-down Development and Commercialization activities within three (3) months after the notice date or effective date of such termination, as applicable;

(iii) Prophase may sell off its existing inventory of terminated Licensed Products for a period of six (6) months subject to, if applicable, the milestones and royalty provisions of this Agreement; and

(iv) if such termination is a termination of this Agreement in its entirety, each Party shall promptly return all Confidential Information of the other Party that are not subject to a continuing license hereunder.

(b) Termination by Prophase. In the event of a termination by Prophase

(i) upon written request by Global BioLife within thirty (30) days following such termination, unless prohibited by Regulatory Authority, Prophase shall transition the conduct of any on-going Clinical Trials to Global BioLife;

(ii) if this Agreement is terminated in its entirety or as to a terminated Licensed Product on a country-by country or worldwide basis, Prophase shall, at no cost to Global BioLife: (A) assign to Global BioLife or Global BioLife’s designee all Regulatory Documentation that is requested by Global BioLife and/or necessary for Global BioLife to Exploit such terminated Licensed Product in the terminated country and (B) provide to Global BioLife or Global BioLife’s designee a Right of Reference and right to use in the terminated country all Regulatory Documentation that is necessary to Exploit, but not solely related to, such terminated Licensed Product in the terminated country; and

(iii) if termination is with respect to one or more Licensed Products other than on a worldwide basis, Prophase shall provide to Global BioLife or Global BioLife’s designee, at no expenses, a Right of Reference and right to use in the terminated country all Regulatory Documentation necessary to Exploit the terminated Licensed Product in the terminated country.

11. REPRESENTATIONS AND WARRANTIES BY PROPHASE.

ProPhase hereby represents and warrants to Licensor as follows:

11.01 ProPhase is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ProPhase has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by ProPhase.

11.02 There is no pending or, to ProPhase’s Knowledge, threatened litigation involving ProPhase which would have any effect on this Agreement or on ProPhase’s ability to perform its obligations hereunder; and

11.03 There is no indenture, contract, or agreement to which ProPhase is a party or by which ProPhase is bound which prohibits or would prohibit the execution and delivery by ProPhase of this Agreement or the performance or observance by ProPhase of any term or condition of this Agreement.

12. REPRESENTATIONS AND WARRANTIES BY LICENSOR.

Licensor hereby represents and warrants to ProPhase as follows:

12.01 Licensor is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Licensor has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by Licensor.

12.02 There is no pending or, to Licensor’s knowledge, threatened litigation involving Licensor which would have any effect on this Agreement or on Licensor’s ability to perform its obligations hereunder.

12.03 To Licensor’s knowledge, there is no indenture, contract, or agreement to which Licensor is a party or by which Licensor is bound which prohibits or would prohibit the execution and delivery by Licensor of this Agreement or the performance or observance by Licensor of any term or condition of this Agreement.

12.04 All Licensed IP existing as of the Effective Date is solely and exclusively owned by Licensor.

12.05 To Licensor’s Knowledge, all Licensed Patents existing as of the Effective Date are subsisting and are not invalid or unenforceable, in whole or in part.

12.06 To Licensor’s Knowledge, the Licensed Patents existing as of the Effective Date (a) are being diligently prosecuted in the respective patent offices in the Territory in accordance with applicable laws, rules and regulations, (b) have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment, and (c) identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such application is pending.

12.07 To Licensor’s Knowledge, there are no claims, judgments, or settlements against, or amounts with respect thereto, owed by Licensor or any of its Affiliates relating to the Licensed IP.

12.08 No claim or litigation has been brought or, to Licensor’s Knowledge, threatened by any person or entity alleging, that (a) the Licensed Patents existing as of the Effective Date are invalid or unenforceable, or (b) the Licensed IP, or the disclosing, copying, making, assigning, or licensing of the Licensed IP, or the Exploitation of the Licensed Compounds or Licensed Products as contemplated herein, does or will violate, infringe, misappropriate or otherwise conflict or interfere with, any Patent or other intellectual property or proprietary right of any person or entity.

12.09 To Licensor’s Knowledge, the Exploitation of the Licensed Compound or Licensed IP does not violate, infringe, misappropriate, or otherwise conflict or interfere with any Patent or other intellectual property or proprietary right of any person or entity.

12.10 To Licensor’s Knowledge, no person or entity is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Licensed IP.

12.11 To Licensor’s Knowledge, with respect to the pending patent applications included in the Licensed Patents existing as of the Effective Date, Licensor and its Affiliates have presented all relevant references, documents, or information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office.

12.12 To Licensor’s Knowledge, no funding from any governmental entity of any kind was used in connection with development of any of the intellectual property rights included in the scope of the License.

12.13 To Licensor’s Knowledge the Licensed Compound has not been used in humans in any form on behalf of Licensor or its Affiliates prior to the Effective Date.

13. COMPLIANCE.

Each Party and its Affiliates (a) have complied and shall comply with all applicable laws, rules and regulations governing bribery, money laundering, and other corrupt practices and behavior (including, as applicable, the U.S. Foreign Corrupt Practices Act and UK Bribery Act) and (b) shall not, directly or indirectly, offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements to any person or entity in whatever form (including gifts, travel, entertainment, contributions, or anything else of value).

14. NO ASSIGNMENT.

Neither party shall assign this Agreement or any part thereof without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Each party may, however, without such consent, assign or sell its rights under this Agreement (a) in connection with the sale or transfer of all or substantially all of its assets to a Third Party; (b) in the event of a merger or consolidation with a Third Party; or (c) to an Affiliate. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party has under this Agreement. Any assignment shall be contingent upon the assignee assuming in writing all of the obligations of its assignor under this Agreement.

15. USE OF NAME; PUBLIC ANNOUNCEMENTS.

Without the prior written consent of the other Party, neither ProPhase nor Licensor shall use the name of the other Party or any adaptation thereof or of any employee of the other Party, unless such use is otherwise required by law, rule or regulation. Except as provided herein, Licensor will not issue any public announcements about this Agreement without prior written approval of ProPhase. Notwithstanding the preceding, it is agreed by the Parties that one or more Press Release may be published relating to this Agreement and that each Party shall provide the other with an opportunity to review and revise such Press Releases.

16. MISCELLANEOUS.

16.01 Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure event within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

16.02 If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

16.03 Both Parties irrevocably consent to first present any dispute related to this Agreement in writing to the other Party. Within two (2) months of receipt of such notice, the Parties agree to attend a face-to-face meeting which shall include at least one individual from each Party who is authorized to make decisions for and settle the dispute. Such a meeting shall be held at a location agreed upon by the Parties. In the event that good faith negotiations are unsuccessful, the Parties shall present the dispute to non-binding mediation before a single mediator in a location agreed upon by the Parties. The Party first initiating the dispute shall present a list of no less than five potential mediators to the other Party and that Party shall promptly select one mediator therefrom. Should nonbinding mediation be unsuccessful, as determined by the chosen mediator or either Party, the dispute may be presented to litigation in the federal or state courts of the State of Texas.

16.04 This Agreement is governed by the internal laws of the State of Texas, without regard and to the exclusion of Texas’ conflict of laws rules. The United Nations Convention for the International Sale of Goods is excluded and shall not apply. The Parties hereby submit to the sole and exclusive jurisdiction of, and waive any venue objections against, the state and federal courts located in the State of Texas.

16.05 All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, or sent via a recognized national overnight delivery service (e.g., Federal Express or DHL), addressed as follows:

To Licensor:	Global BioLife, Inc.
1400 Broadfield Blvd., Suite 100
Houston, TX 77084
Attention: Frank D. Heuszel
Email: frank.heuszel@dssworld.com and
fheuszel@impactbiomedinc.com

With copy to, which shall not constitute notice:

Remenick PLLC
1025 Thomas Jefferson Street, NW; Suite 175
Washington, DC 20007
Attention: James Remenick
E-mail: jremenick@remenicklaw.com

To ProPhase:	ProPhase Labs, Inc.
711 Stewart Ave, Suite 200
Garden City, NY 11530
Attention: Ted Karkus
E-mail: karkus@prophaselabs.com

With copy to, which shall not constitute notice:

Reed Smith LLP
599 Lexington Avenue, 22nd Floor
New York, NY 10022
Attention: Herbert Kozlov
E-mail: hkozlov@reedsmith.com

or such other address or addresses as either Party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

16.06 This Agreement (and the annexed appendices) constitute the entire Agreement between the Parties relating to the subject matter hereof, and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both Parties. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between the Parties relating to the subject matter hereof.

16.07 No waiver by either Party of any non-performance or violation by the other Party of any of the covenants, obligations or agreements of such other Party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by either Party be deemed to be a waiver by such Party of its rights or remedies with respect to such violation or non-performance.

16.08 The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement

16.09 It is not the intent of the Parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the Parties shall be limited to those set out herein and such obligations shall be several and not joint.

16.10 This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Portable Document Format sent by electronic means. Signatures of authorized signatories of the Parties transmitted by facsimile or sent by electronic means in Portable Document Format shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date and year first above written.

ProPhase Labs, Inc.

By:
Name:	Ted Karkus
Title:	CEO
Date:	7/19/2022

Global BioLife, Inc.

By:
Name:
Title:
Date:	July 18, 2022

APPENDIX I

Licensed Patents existing as of the Effective Date

	Patent appln. no.	Patent no.	Title	Filing Date	Issue Date	Country
1	2017268240	[pending]	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	16-Nov-2018		AU
2	BRI12018073634.1	[pending]	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	16-Nov-2018		BR
3	3,024,728	[pending]	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	16-Nov-2018		CA
4	201780043667.1	[pending]	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	14-Jan-2019		CN
5	17800008.9	[pending]	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	10-Dec-2018		EP
6	19129214.3	[pending]	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	05-Sep-2019		HK
7	201817043242	[pending]	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	16-Nov-2018		IN
8	2018-560998	[pending]	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	15-Nov-2018		JP

9	2022-012056	[pending]	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	28-Jan-2022		JP
10	10-2018-7036052	[pending]	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	12-Dec-2018		KR
11	2018141590	[pending]	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	27-Nov-2018		RU
12	15/156,021	10,123,991	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	16-Mav-2016	13-Nov-18	us
13	16/302,292	10,966,954	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	16-Nov - 2018	6-Apr-21	us
14	PCT/US21/22538		Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	16-May-2017		WO

**END-

APPENDIX II

Licensed Patent Application existing as of the Effective Date

Patent appln. no.	Patent no.	Title	Filing Date	Country
17/530,956	[pending]	Method And Composition for Rendering Cancer Cells Susceptible to Treatment by Targeted Oncogenic Drivers	19-Nov-2021	us